                                                                    Exhibit 12.1

                       SECURITY CAPITAL GROUP INCORPORATED
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                          (DOLLAR AMOUNTS IN THOUSANDS)


                                                      Year Ended December 31,
                                    -------------------------------------------------------------
                                       2001         2000         1999(1)      1998        1997(2)
                                    -------------------------------------- ----------------------

Earnings (loss) from Operations    $ 247,997     $ 434,689    $(134,135)   $(156,351)   $  80,732
Less:   Equity in earnings from
    equity investees                (140,835)     (369,045)     (78,899)      71,950     (170,576)
Add:    Dividends received from
    equity investees                 237,730       147,005      150,756      144,757      110,082
Other                                     --            --        2,612        7,124       18,003
                                   ---------     ---------    ---------    ---------    ---------
Net earnings (loss) from Operations  344,892       212,649      (59,666)      67,480       38,241
Add:
    Interest Expense                 122,544       108,558      133,454       82,203      104,434
                                   ---------     ---------    ---------    ---------    ---------
Earnings as Adjusted               $ 467,436     $ 321,207    $  73,788    $ 149,683    $ 142,675
                                   =========     =========    =========    =========    =========
Fixed Charges:
    Interest Expense               $ 122,544     $ 108,558    $ 133,454    $  82,203      104,434
    Capitalized Interest               5,845         3,192        8,209       26,703       69,883
                                   ---------     ---------    ---------    ---------    ---------
    Total Fixed Charges            $ 128,389     $ 111,750    $ 141,663    $ 108,906    $ 174,317
                                   =========     =========    =========    =========    =========
Ratio of Earnings to Fixed Charges       3.6           2.9          0.5          1.4          0.8
                                   =========     =========    =========    =========    =========


         (1) In 1999, earnings as adjusted were $67,875 less than total fixed charges.

         (2) In 1997, earnings as adjusted were $31,642 less than total fixed charges.